Exhibit 10.81

Amended & Restated Severance Policy

Effective as of January 19, 2022

It is the policy of Kosmos Energy Ltd. and its subsidiaries (the “Company” or “Kosmos”) to offer eligible U.S. employees severance benefits when a termination is initiated by the Company through no fault of the employee in connection with a change in control.  As defined below, Kosmos will offer severance pay, a prorated target bonus, the cash equivalent to cover the cost of benefits continuation, and outplacement services to any employee who meets the defined eligibility requirements.  Severance benefits will be offered according to the attached severance formula matrix.

Eligibility

In connection with a change in control at Kosmos as defined in the Company’s Long Term Incentive Plan (“Change in Control”), regular full-time U.S. employees whose employment has terminated as a result of the following reasons will generally be eligible for severance benefits:

•Reduction in the work force.

•Reorganization of department(s) that results in the elimination of the job.

•Reorganization of department(s) that results in the diminution of the skills, requirements, aptitudes, or other criteria of the position in a material manner, as determined by the Company in its reasonable discretion, where the employee declines an offer to continue employment in the altered position or another position that the Company deems comparable in its reasonable discretion before any deadline and in the manner prescribed by the Company.

•Relocation of the job functions outside of a 50-mile radius where the employee is not offered employment at the new location or declines an offer of employment at the new location.

Employees will be ineligible for severance benefits where employment terminates for any other reason following a Change in Control.

Eligible employees who already have a separate severance agreement with the Company may receive severance benefits only under either that agreement or this Policy.  Under no circumstances may an eligible employee receive severance benefits under both arrangements.

Severance Plan Details

Separation and General Release Agreement

To receive the severance benefits, an eligible employee must sign and not revoke, if applicable, a Separation and General Release Agreement in the form prescribed by the Company.

Benefits Schedule

Severance benefits are generally based on job level and, except for members of SLT, years of service.  Attached is the severance formula matrix.  Excluding members of the SLT, Supplemental Severance Pay will be prorated based on partial years of service.

Annual Bonus Payment

As part of the severance benefits, the Company will offer eligible employees a prorated portion of their annual target bonus for the current year, if not yet already paid.

Exhibit 10.81
Health and Welfare Benefits

As part of the severance benefits, Kosmos will offer to pay eligible employees the cash equivalent to the monthly premium cost of continued coverage under COBRA multiplied by the number of months of the Minimum Severance Payout that the eligible employee would receive in accordance with the attached severance formula matrix.

Outplacement

Outplacement services are designed to assist individuals with various aspects of their future job search.  These services will be provided at the cost of Kosmos.  Outplacement services will be provided by a reputable outplacement firm at the sole choosing of Kosmos.  The duration of outplacement services offered as part of the severance benefits is provided on the attached severance formula matrix.

Vacation Payout

Eligible employees will receive a payout of all unused vacation and rollover vacation time.

Rehire

Employees terminated following a Change in Control through no fault of their own, will generally be eligible for rehire.

Exceptions

Any exceptions to this policy for Company Vice Presidents and below must be approved, in writing, by the head of Human Resources. There shall be no exceptions or deviations from this policy for Senior Vice Presidents and above (“Executive Officers”) unless agreed to in writing by the Executive Officer and the Compensation Committee of Kosmos Energy Ltd.’s Board of Directors.

Changes

Kosmos may amend or terminate this policy at any time, with or without notice.

Kosmos Severance Formula Matrix - Tiered Plan

Job Level	Minimum Severance Payout	Supplemental Severance Pay	Health and Welfare Pay	Outplacement Services

Exhibit 10.81

Members of the SLT	24 months base salary plus 2.0x target bonus	Not applicable	Cash Payment equivalent to the COBRA cost for the total severance period	18 months

Exhibit 10.81

SVPs not on the SLT and VPs	12 months base salary	4 weeks per year of service	Cash Payment equivalent to the COBRA cost for the total severance period	18 months

Exhibit 10.81

Sr. Director/Director/Petro and Geo Technical Professional	9 months base salary	3 weeks per year of service	Cash Payment equivalent to the COBRA cost for the total severance period	6 months

Exhibit 10.81

Sr. Manager/Manager	6 months base salary	3 weeks per year of service	Cash Payment equivalent to the COBRA cost for the total severance period	3 months

Exhibit 10.81

Support/Individual Contributor	3 months base salary	2 weeks per year of service	Cash Payment equivalent to the COBRA cost for the total severance period	3 months

Exhibit 10.81

** 18 months base salary maximum severance payout shall apply to all non-SLT members regardless of years of service